VIASOFT, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   EXHIBIT 11
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                          TWELVE MONTHS ENDED JUNE 30,
                                                       --------------------------------
                                                         1998         1997        1996
                                                         ----         ----        ----
BASIC EARNINGS PER SHARE
Common shares outstanding, beginning of period .....     17,723      16,719      15,950

Effect of Weighting of Shares:
  Shares issued in public offering .................      1,132          --          --
  Shares issued related to R&O acquisition .........         --         121          --
  Shares purchased .................................         29         241         137
  Treasury shares ..................................        (15)         --          (2)
  Employee stock options exercised .................        130         131         305
                                                       --------    --------    --------

Weighted average number of common shares outstanding     18,999      17,212      16,390
                                                       ========    ========    ========

Net income (loss) ..................................   $  7,935    $(15,436)   $  6,217
                                                       ========    ========    ========

Earnings (loss) per common share ...................   $   0.42    $  (0.90)   $   0.38
                                                       ========    ========    ========


DILUTED EARNINGS PER SHARE
Common shares outstanding, beginning of period .....     17,723      16,719      15,950

Effect of Weighting of Shares:
  Warrants and employee stock options outstanding ..        800          --       1,001
  Shares issued in public offering .................      1,132          --          --
  Shares issued related to R&O acquisition .........         --         121          --
  Shares purchased .................................         29         241         137
  Treasury shares ..................................        (15)         --          (1)
  Employee stock options exercised .................        130         131         305
                                                       --------    --------    --------

Weighted  average  number  of  common  and  common
 share equivalents outstanding .....................     19,799      17,212      17,392
                                                       ========    ========    ========

Net income (loss) ..................................   $  7,935    $(15,436)   $  6,217
                                                       ========    ========    ========

Earnings (loss) per common and common share
 equivalent ........................................   $   0.40    $  (0.90)   $   0.36
                                                       ========    ========    ========

                                      E-10